Exhibit 99.1

FDA Postpones Oncologic Drugs Advisory Committee Meeting

to Review Pixantrone Due to Severe Weather Conditions

February 9, 2010 Seattle—Cell Therapeutics, Inc. (“CTI”) (NASDAQ and MTA: CTIC) announced today that the United States Food and Drug Administration (the “FDA”) informed CTI that due to severe weather conditions in the Washington, D.C. area, the FDA is postponing the Oncologic Drugs Advisory Committee (“ODAC”) meeting that was to be held on Wednesday, February 10, 2010 to discuss the pixantrone New Drug Application (“NDA”). The FDA indicated that it intends to reschedule the meeting as soon as the FDA can determine a schedule that will allow them to reconvene the advisory panel.

This meeting is an open public forum for the presentation and discussion of safety and efficacy information contained in the pixantrone NDA for the treatment of relapsed/refractory aggressive non-Hodgkin’s lymphoma (NHL).

According to its usual practice the FDA has posted on its website briefing documents for the ODAC meeting that will be held to discuss the pixantrone NDA. The briefing information can be accessed on the FDA website at: http://www.fda.gov/AdvisoryCommittees/CommitteesMeetingMaterials/Drugs/OncologicDrugsAdvisoryCommittee/ucm195226.htm

“We are pleased with the time that the FDA has invested in connection with its review of our application for pixantrone. We believe that many of the key issues they identified are addressed in our own briefing material which is now publically available as well,” said James A. Bianco, M.D., CEO of Cell Therapeutics. “We are disappointed that the meeting was not able to take place as originally scheduled but understand that the severe weather conditions made travel safety an issue. We look forward to the ODAC meeting where our lymphoma expert physicians will discuss the clinical benefits of pixantrone with the advisory panel.”

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the securities of CTI. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive NHL as determined by the FDA (including ODAC), that the FDA may postpone the ODAC meeting again, that

www.celltherapeutics.com

CTI’s briefing materials do not address all of the key issues the FDA may have with the pixantrone NDA, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors

www.celltherapeutics.com